UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)      April 9, 2014

AnythingIT, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-54540	22-3767312
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

17-09 Zink Place, Unit 1, Fair Lawn, NJ	07410
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(877) 766-3050

not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors, Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 9, 2014 the Board of Directors of AnythingIT, Inc. appointed Federico Garza-Bueron to serve as a director.  Mr. Garza-Bueron, 39, has been managing director of Coatl Capital, LLC since founding the company in January 2013.  Coatl Capital, LLC provides financial services to high net worth individuals and their families, assisting clients and strategic partners to institutionalize and develop investment projects.  From January 2010 until January 2013 he was employed by Barclays Wealth Management, a subsidiary of Barclays Capital, as an investment representative, and from March 2007 until December 2009 he was a consultant to Senovia Inc., a financial services company.  Mr. Garza-Bueron holds an MBA from Columbia University, as well as a joint Bachelor’s degree from Boston College and Univesidad Regiomontana in Monterrey, Mexico.  He is co-chairman of Columbia University’s Private Equity Committee.

Upon his appointment to the Board, we granted him non-incentive options to purchase 1,500,000 shares of our common stock under our 2010 Equity Compensation Plan at an exercise price of $0.06 per share.  The options, which vested 250,000 shares upon grant and the balance in arrears quarterly until April 30, 2015, may be exercised at Mr. Garza-Bueron’s option on a cashless basis.

Item 7.01                      Regulation FD Disclosure.

On April 10, 2014, AnythingIT, Inc. issued a press release announcing Mr. Garza-Bueron’s appointment to the Board of Directors.  A copy of this press release is included as Exhibit 99.1 to this report.

Pursuant to General Instruction B.2 of Form 8-K, the information appearing in this Form 8-K, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise be subject to the liabilities of that section, nor is it incorporated by reference into any filing of AnythingIT, Inc. under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 9.01                      Financial Statements and Exhibits.

Exhibit No.                                    Description

99.1	Press release dated April 10, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AnythingIT, Inc.

Date: April 14, 2014	By: /s/ David Bernstein
David Bernstein, Chief Executive Officer